Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

November 6, 2013

Millennial Media, Inc.

2400 Boston Street, Suite 201

Baltimore, Maryland 21224

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Millennial Media, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale of 24,745,470 shares of common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, (c) the Company’s Amended and Restated Bylaws, as currently in effect and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100  www.cooley.com